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Exhibit 1.3

U.S.$1,000,000,000

QUÉBEC

4.875% Global Notes Series PY due May 5, 2014

TERMS AGREEMENT

April 26, 2004

Québec
Ministère des Finances
Direction de la documentation financière et
du Fonds de financement
12 rue Saint-Louis
Québec, Québec
Canada G1R 5L3

Ladies and Gentlemen:

        On behalf of the several Underwriters named in Schedule I hereto and for their respective accounts, we offer to purchase on and subject to the terms and conditions of the Underwriting Agreement, dated December 11, 2003 (the "Underwriting Agreement"), among you and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC, CIBC World Markets Corp., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Putnam Lovell NBF Securities Inc., RBC Capital Markets Corporation (formerly RBC Dominion Securities Corporation) and Scotia Capital (USA) Inc., the following Designated Securities on the following terms. Except as otherwise indicated, capitalized terms used herein have the meaning specified in the Underwriting Agreement:

        Title of Securities:    4.875% Global Notes Series PY due May 5, 2014

        Currency of Denomination:    U.S. Dollars

        Aggregate Principal Amount:    $1,000,000,000.00

        Purchase Price:    98.943% (plus accrued interest from May 5, 2004, if settlement occurs after that date)

        Expected Public Offering Price:    99.243% (plus accrued interest from May 5, 2004, if settlement occurs after that date)

        Expected Selling Concession:    0.200%

        Expected Reallowance:    0.150%

        Maturity:    May 5, 2014

        Interest Rate:    4.875%

        Interest Payment Dates:    May 5 and November 5 of each year, commencing on November 5, 2004

        Denominations:    $5,000 and integral multiples of $1,000 in excess thereof

        Redemption Provisions:    No early redemption unless certain events occur involving Canadian taxation

        Sinking Fund Provisions:    None

        Selling Restrictions:    The Designated Securities are offered for sale in North America, Europe and Asia in places where it is legal to make such offers.

        Each of the Underwriters severally represents and agrees that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

        Each of the Underwriters represents and agrees that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any of the Designated Securities to any persons other than persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockholders, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

        The Designated Securities have not been and will not be registered under the Securities and Exchange Law of Japan and offers and sales, direct or indirect, of Designated Securities may not be made in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan available thereunder and in compliance with other relevant laws of Japan.

        Underwriters:    Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., National Bank Financial Inc., CIBC World Markets Corp., Credit Suisse First Boston LLC, Scotia Capital (USA) Inc., TD Securities (USA) Inc., RBC Capital Markets Corporation, ABN AMRO Incorporated, HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc.

        Representative:    Merrill Lynch, Pierce, Fenner & Smith Incorporated

  Notices:

        All communications to the following Underwriters hereunder and under the Underwriting Agreement shall be effective only on receipt, and shall be delivered or sent by letter as follows:

    ABN AMRO Incorporated
    55 East 52nd Street — 6th Floor
    New York, New York 10055

    Deutsche Bank Securities
    60 Wall Street
    New York, New York 10005-2858

    HSBC Securities (USA) Inc.
    452 5th Avenue
    New York, New York 10018

    National Bank Financial Inc.
    125 W. 55th St, 22nd Floor
    New York, New York 10019

    TD Securities (USA) Inc.
    31 West 52nd Street
    New York, New York 10019

        Closing:    May 5, 2004

        In addition to the provisions of "Selling Restrictions" above, each Underwriter represents to and agrees with Québec that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Designated Securities, and has not distributed and will not distribute the Prospectus or any other offering material relating to the Designated Securities, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Québec except as contained in this Terms Agreement or in the Underwriting Agreement. In addition, each Underwriter agrees with Québec to cause each member of the selling group to agree to comply with the restrictions on offers and sales of the Designated Securities set forth in this Terms Agreement.

        Each Underwriter represents to and agrees with Québec to deliver the Prospectus, if required under the 1933 Act, to each person that purchases Designated Securities.

        Without prejudice to the provisions of Section 1(b)(iii) of the Underwriting Agreement, the provisions of "Selling Restrictions" above and the immediately preceding two paragraphs, and except for registration under the 1933 Act and compliance with the Rules and Regulations and the qualification of the Designated Securities for offer and sale and the determination of their eligibility for investment under the applicable securities laws of such jurisdictions within the United States as the Underwriters or Representatives may designate pursuant to Section 3(e) of the Underwriting Agreement, Québec shall not have any responsibility for, and each Underwriter agrees with Québec that each such Underwriter and its respective affiliates will obtain, any consent, approval or authorization required by them for the subscription, offer, sale or delivery by them of any of the Designated Securities under the laws and regulations in force in any jurisdiction to which they are subject or in or from which they make such subscription, offer, sale or delivery of any of the Designated Securities.

        Other than the Prospectus and any document incorporated by reference therein, no other material or communication that may be used in connection with the offering of the Designated Securities (the "Non-U.S. Offering Materials") has been filed under the 1933 Act. Accordingly, each Underwriter represents to and agrees with Québec that it has not delivered and will not deliver within the United States or its territories or possessions or to any U.S. person (as such term is defined in Regulation S under the 1933 Act) any Non-U.S. Offering Materials.

        The Prospectus has not been translated into French. Accordingly, each Underwriter represents to and agrees with Québec that it has not distributed and will not distribute the Prospectus within Québec in violation of the laws of Québec.

        Québec agrees to pay to the Underwriters an amount of up to U.S.$90,000.00 to be applied in accordance with the provisions of Section 6(b) of the Underwriting Agreement.

        This Terms Agreement is made pursuant to Order in Council No. 666-2003 of Québec adopted June 18, 2003 authorizing the issuance and sale of the Designated Securities on the terms set forth herein.

        This Terms Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

        If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among us in accordance with its terms.

Very truly yours,

Merrill Lynch, Pierce, Fenner & Smith Incorporated, As Representative of the several Underwriters
By:	/s/ NANCY KENNAN Name: Nancy Kennan Title: Authorized Signatory

        The foregoing Terms Agreement is hereby confirmed and accepted in The City of New York, as of the date first above written.

QUÉBEC
By:	/s/ JACQUES AMIOT Name: Jacques Amiot Title: Director of Administration, Québec Government House

SCHEDULE I

UNDERWRITERS	PRINCIPAL AMOUNT OF DESIGNATED SECURITIES
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$200,000,000.00
Citigroup Global Markets Inc.	$200,000,000.00
Deutsche Bank Securities Inc.	$200,000,000.00
National Bank Financial Inc.	$200,000,000.00
CIBC World Markets Corp.	$45,000,000.00
Credit Suisse First Boston LLC	$45,000,000.00
Scotia Capital (USA) Inc.	$45,000,000.00
TD Securities (USA) Inc.	$20,000,000.00
RBC Capital Markets Corporation	$15,000,000.00
ABN AMRO Incorporated	$10,000,000.00
HSBC Securities (USA) Inc.	$10,000,000.00
J.P. Morgan Securities Inc.	$10,000,000.00

Total	$1,000,000,000.00

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SCHEDULE I